EXHIBIT 2.2
Pursuant to Item 601(b)(2) of Regulation S-K, the following schedules to the Agreement and Plan of Merger have been omitted from Exhibit 2.1:
Earle M. Jorgensen Company Disclosure Letter Schedules:

Section 3.01	Organization, Standing and Power
Section 3.02	Company Subsidiaries; Equity Interests
Section 3.03	Capital Structure
Section 3.04	Authority; Execution and Delivery; Enforceability
Section 3.05	No Conflicts; Consents
Section 3.06	Company SEC Documents; Company Financial Statements; Undisclosed Liabilities
Section 3.07	Information Supplied
Section 3.08	Absence of Certain Changes or Events
Section 3.09	Taxes
Section 3.10	Absence of Changes in Benefit Plans
Section 3.11	ERISA Compliance; Excess Parachute Payments
Section 3.12	Litigation
Section 3.13	Compliance with Applicable Laws
Section 3.14	Assets Other than Real Property Interests
Section 3.15	Real Property
Section 3.16	Labor Matters
Section 3.17	Contracts
Section 3.18	Environmental Matters
Section 3.19	Intellectual Property
Section 3.20	Controls and Procedures
Section 3.21	Broker’s Fees; Finder’s Fees
Section 3.22	Opinion of Financial Advisor
Section 3.23	Reorganization; Approvals
Section 3.24	Insurance
Section 3.25	State Takeover Statutes
Section 5.01	Conduct of Business

Reliance Steel & Aluminum Co. Disclosure Letter Schedules:

Section 4.01	Organization, Standing and Power
Section 4.03	Capital Structure
Section 4.05	No Conflicts; Consents
Section 4.06	Parent SEC Documents; Parent Financial Statements; Undisclosed Liabilities
Section 4.08	Absence of Certain Changes or Events
Section 4.10	Compliance with Applicable Laws
Section 4.11	Controls and Procedures
Section 4.12	Environmental Matters
Section 4.13	ERISA Compliance; Excess Parachute Payments
Section 4.14	Intellectual Property
Section 4.16	Labor Matters
Section 4.17	Taxes